Exhibit 10.32

RABBI TRUST AGREEMENT

     This Rabbi Trust Agreement (the “Trust Agreement”) made this 27th day of December 2002, by and between La Quinta Corporation (the “Company”) and Frost Bank (the “Trustee”).

     WHEREAS, the Company entered into that certain Executive Supplemental Retirement Agreement, dated November 1, 2001 (the “Agreement”), with Francis W. Cash (the “Participant”), which is attached hereto as Appendix A;

     WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency (as defined in Section 3(a) herein) until paid to the Participant and his beneficiaries in such manner and at such times as specified in the Agreement;

     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded plan maintained for the purpose of providing deferred compensation for the Participant for purposes of Title I of the Employee Retirement Income Security Act of 1974;

     WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement; and

     NOW THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust

(a)	The Company hereby deposits with Trustee in trust the amount specified in Appendix B, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)	The Trust hereby established shall be irrevocable.

(c)	The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, Chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participant and general creditors as herein set forth. The Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of the Participant and his beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under Federal and state law in the event of Insolvency.

(e)	The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Participant or beneficiary shall have any right to compel such additional deposits.

(f)	Upon a Change of Control, as defined in the Agreement, and upon the satisfaction of the conditions set forth in the Agreement, the Company shall, as soon as possible, but in no event longer than ten (10) days following the Change of Control, make an irrevocable contribution to the Trust in an amount that, when added to the amount held by the Trustee in the Trust, is sufficient to pay the Participant or his beneficiaries the full benefit to which the Participant or his beneficiaries would be entitled pursuant to the terms of the Agreement as of date on which the Change of Control occurred.

Section 2. Payment to the Participant or His Beneficiaries

(a)	Upon the satisfaction of conditions set forth under the Agreement, the Company shall deliver to the Trustee written notice that the conditions precedent to the distribution of the Trust funds to the Participant or his beneficiaries have been satisfied. Such notice shall indicate the lump sum payment required by the Agreement to the Participant or his beneficiary as required by the Agreement as well as the amount of the applicable tax withholding. Except as otherwise provided herein, upon receipt of such notice the Trustee shall distribute the amount of the Trust funds indicated in the Agreement net of applicable tax withholding to the Participant in a lump sum. The Company shall provide in writing to Trustee any and all information Trustee reasonably believes necessary for Trustee or its agent to make any determination as to payments to the Participant, tax reporting, tax withholding or otherwise not less than thirty (30) calendar days prior to the time the payments must be made. Trustee or its agent shall not be required to make any such determination for which Company has not provided information requested by Trustee.

(b)	The Trustee shall forward the applicable tax withholding amount to the Company and the Company shall make provision for the reporting and withholding of any Federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Trustee.

(c)	The Company shall from time to time pay taxes of any and all kinds whatsoever that at any time are lawfully levied or assessed upon or become payable in respect of the Trust fund, the income or any property forming a part thereof or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Trust fund are not paid by the Company, the Trustees shall have the power to pay such taxes out of the Trust fund and shall seek reimbursement from the Company. Prior to making any payment, the Trustee may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The Trustee shall contest the validity of taxes in any manner deemed appropriate by the Company or its counsel, but at the Company’s expense, and only if it has received an indemnity bond or other security satisfactory to it to pay any such expenses. The Trustee shall not be liable for any non-payment of tax when it distributes an interest hereunder on directions from the Company.

(d)	The entitlement of the Participant or his beneficiaries to benefits under the Agreement shall be determined by the Company or such party as it shall designate under the Agreement, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Agreement. Any such determination by the Company shall be provided to Trustee in writing not less than thirty (30) calendar days prior to the time by which the Trustee must act thereupon. Trustee or its agent shall not be required to make any such determination.

(e)	The Company may make payment of benefits directly to the Participant or his beneficiaries as they become due under the terms of the Agreement. The Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Participant or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Agreement, the Company shall make the balance of each such payment as it falls due. Trustee shall notify the Company when principal and earnings are not sufficient. Under no circumstances shall the Trustee be obligated to make any distribution of the Trust funds, except to the extent that the principal of the Trust and any earnings thereon are sufficient to permit such payment to be made.

(f)	Notwithstanding anything contained in this Trust Agreement to the contrary, if at any time the Trust is finally determined by the IRS not to be a “grantor trust” with the result that the income of the Trust fund is not treated as income of the Company pursuant to Sections 671 through 679 of the Internal Revenue Code of 1986, as amended, or if a tax is finally determined by the IRS to be payable by the Participant or his beneficiaries with respect to any interest in the Agreement or the Trust fund prior to payment of such interest to such Participant or beneficiary, then the Trust shall immediately terminate. The Trustee shall immediately distribute such share in a lump sum to the Participant or beneficiary entitled thereto regardless of whether such Participant’s employment has terminated and regardless of form and time of payments specified in or pursuant to the Agreement as directed by the Company. Any remaining assets (less any expenses or costs due under Section 9 of this Trust Agreement) shall then be paid by the Trustee to the Company in such amounts, and in the manner instructed by the Company.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary when Company is Insolvent

(a)	The Trustee shall cease payment of benefits to the Participant and his beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(a) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or his beneficiaries under the terms of the Agreement for the period of such discontinuance, less the aggregate amount of any payments made to the Participant or his beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4. Payments To the Company

     Except as provided in Section 3 hereof, because the Trust is irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Participant and his beneficiaries pursuant to the terms of the Agreement.

Section 5. Investment Authority

(a)	The Company hereby designates the Trustee to administer the Trust as a nondiscretionary, directed Trustee. The Trustee will not have any discretion or authority with regard to the investment of the Trust fund, but must act solely as a directed trustee of the funds contributed to it. The Trustee is authorized and empowered, by way of limitation, with the following powers, rights and duties, each of which the Trustee exercises solely as directed trustee in accordance with the written direction of the Company:

(1)	To invest and reinvest the Trust fund, together with the income therefrom, in common stock, preferred stock, open or closed end mutual funds (including those for which the Trustee or an affiliate acts as an investment advisor), bonds, mortgages, notes, time certificates of deposit, commercial paper and other evidences of indebtedness (including those issued by the Trustee or any of its affiliates), other securities, policies of life insurance, annuity contracts, options to buy or sell securities or other assets, and other property of any kind (personal, real or mixed, and tangible or intangible);

(2)	To deposit or invest all or any part of the assets of the Trust fund in savings accounts or certificates of deposit or other deposits which bear a reasonable interest rate in a bank, including the commercial department of the Trustee, if such bank is supervised by the United States or any state;

(3)	To hold, manage, improve and control all property, real or personal, forming part of the Trust fund and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time in such manner, for such consideration and upon such terms and conditions as the Trustee shall determine;

(4)	To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed by the Trustee to be necessary for the protection of the Trust fund, to vote any corporate stock either in person or by proxy, with or without power of substitution for any purpose. To participate in voting trustee pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidation and, in connection therewith, to deposit securities with and transfer title to any protective or other committee under such terms as the Trustee may deem advisable; to exercise or sell stock subscriptions or conversion rights; and regardless of any limitation elsewhere in this document relative to investment by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

(5)	To hold in cash, without liability for interest, such portion of the Trust fund which the Company may direct in writing shall be reasonable under the circumstances, pending investments or payments of expenses, or the distribution of benefits;

(6)	To take such actions as may be necessary or desirable to protect the Trust fund from loss due to the default on mortgages held in the Trust including the appointment of agents or trustees in such other jurisdictions as many seem desirable, to transfer property to such agents or trustees, to grant such powers as are necessary or desirable to protect the Trust or its assets, to direct such agents or trustees, or to delegate such power to direct and to remove such agents or trustees;

(7)	To employ such agents, including custodians, sub-custodians and counsel as may be reasonably necessary and to pay them reasonable compensation; to settle, compromise or abandon all claims and demands in favor of or against the Trust assets;

(8)	To cause title to property of the Trust to be issued, held or registered in the individual name of the Trustee or in the name of its nominee(s) or agents, or in such form that title will pass by delivery;

(9)	To exercise all of the further rights, powers, options and privileges granted, provided for or vested in trustees generally under the laws of the State of Texas so that powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

(10)	Subject to the conditions provided herein, to institute, compromise and defend actions and proceedings; to pay or contest any claim; to settle a claim by or against the Trustee by compromise, arbitration, or otherwise to release, in whole or in part, any claim belonging to the Trust to the extent that the claim is uncollectible;

(11)	To use securities, depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee; and

(12)	To do all other acts necessary or desirable for the proper administration of the Trust fund, as if the Trustee were the absolute owner thereof. However, nothing in this section shall be construed to mean the Trustee assumes any responsibility for the performance of any investment made by the Trustee in its capacity as trustee under the operations of this Trust Agreement, except as provided herein. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code of 1986, as amended.

(b)	The Company shall have the right from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

Section 6. Disposition of Income

     During the term of this Trust, all income received by the Trust, net of expenses, fees and taxes, shall be accumulated and reinvested.

Section 7. Records and Reports

(a)	The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within thirty (30) days following the close of each calendar year and within thirty (30) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

(b)	Nothing contained in this Trust Agreement or the Agreement shall deprive the Trustee of the right to have a judicial settlement of its account. In any proceeding for the judicial settlement of the Trustee’s accounts or for instructions in connection with the Trust, the only necessary parties thereto in addition to the Trustee shall be the Company, and no other person having or claiming any interest in the Trust shall be entitled to any notice or service of process (except as required by applicable law). Any judgment, decision or award entered in any such proceeding or action shall be conclusive upon all interested parties.

Section 8. Responsibilities of Trustee

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Agreement or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute and may hold the assets of the Trust until the dispute is resolved judicially or by agreement among the parties.

(b)	If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, reasonable attorney’s fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust, without notice to any party.

(c)	The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder, at the Company’s expense which, should it remain unpaid, may be paid from the Trust without notice to any party. Trustee shall consult with Company prior to consulting with legal counsel which may result in additional expense to the Trust.

(d)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist the Trustee in performing any of its duties or obligations hereunder, at the Company’s expense which, should it remain unpaid, may be paid from the Trust without notice to any party. Trustee shall consult with Company prior to hiring any of the persons in this Section 8(d) which may result in additional expense to the Trust.

(e)	The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or under applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated under the Internal Revenue Code.

(g)	The Company shall indemnify and hold the Trustee harmless from and against all loss or liability (including expenses and reasonable attorneys’ fees), to which it may be subject by reason of its execution of its duties under this Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company or the Participant unless loss or liability is due to a breach of this Trust Agreement or a violation of applicable law by Trustee or any of Trustee’s affiliates, employees or directors or to the Trustee’s negligence or willful misconduct of any Trustee’s affiliates, employees or directors.

All releases and indemnities provided in this Trust Agreement shall survive the termination of this Trust Agreement. The Company shall indemnify and hold harmless the Trustee for any actions of a prior Trustee.

Section 8A. Indemnification and Contribution

(a)	Except for its, his or her own negligence or willful misconduct, breach of this Trust Agreement or a violation of applicable law, neither Trustee nor any officer, director, or employee thereof, nor any agent of or counsel for any of the foregoing shall be responsible or liable for any claim, loss, liability, damages, deficiency, penalty, unfavorable results, cost or expense (including with limitation reasonable attorneys’ fee and disbursements whether for internal or external counsel) resulting from or incident to:

(1)	any act or omission under or with respect to the Agreement, the Trust or this Trust Agreement by Company, whether or not Trustee may also be considered liable for such other party’s act or omission;

(2)	the adequacy of the principal of the Trust and any earnings thereon to meet and discharge any liabilities under the Trust or the Agreement; or

(3)	any act or omission by the Trustee as a result of the Trustee’s reliance upon or compliance with instructions issued by Company; or

(4)	any other cause or result arising from, or related to, the Agreement, the Trust or this Trust Agreement (collectively “Losses”). Company shall indemnify and hold harmless Trustee and its officers, directors, and Employees, and any agent of or counsel for any of the foregoing, from and against any claim, loss, liability, damages, deficiency, penalty, cost or expense (including without limitation reasonable attorneys’ fees and disbursements whether for internal or external counsel) resulting from any Losses.

(b)	In any litigation or claim brought by any party, Trustee shall be entitled to indemnification for its reasonable and necessary legal expenses (whether for internal or external counsel) provided that such litigation or claim does not result in a finding the Trustee breached its fiduciary duties hereunder. Trustee shall have no duty to become involved in any legal proceeding unless it is indemnified to its satisfaction. Trustee shall request indemnification from the Company. In the event the Company fails or refuses to so indemnify Trustee, Trustee shall receive payment of such amounts from the Trust. In the event that the Company or the Trust provides indemnification in any litigation or claim in which Trustee is ultimately found to have breached its fiduciary duties hereunder, Trustee shall repay any of the funds advanced by the Company or the Trust, as the case may be, pursuant to this section.

(c)	The foregoing right of indemnification and contribution shall not limit any rights or remedies which may be available to Trustee under applicable law. All releases and indemnities provided in this Trust Agreement shall survive the termination of the Trust Agreement.

(d)	Trustee makes no representation with respect to and shall have no responsibility for the validity or the tax or legal effects of this Trust Agreement, the Agreement, or the Trust and shall not be liable for any cost, expense, or claim of any kind relating to such effects. Trustee shall not be deemed a party to the Agreement, and Company shall be solely responsible for the administration of the Agreement and the interpretation of any term or condition of the Agreement affecting any provision of this Trust Agreement.

(e)	Trustee’s duties and obligations under this Trust Agreement shall be limited to those expressly imposed upon it by this Trust Agreement and by applicable federal and state law. Trustee will be under no duty to take any action except as provided herein or otherwise as Trustee and the Company agree in writing.

Section 9. Compensation and Expenses of Trustee

(a)	The Trustee is authorized to incur reasonable obligations in connection with the administration of the Trust including without limitation, all taxes, reasonable attorney’s fees and administrative fees. Such obligations shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust fund if the Company fails to pay them within sixty (60) days of presentation of a statement of the amounts due.

(b)	The Trustee shall be entitled to reasonable compensation for its services as set forth on Appendix C, as may be amended upon agreement between the Trustee and the Company from time to time and incorporated herein by this reference. If the fee schedule changes upon mutual agreement of the Company and the Trustee, Trustee will mail the new schedule to the Company and the new schedule will apply to this Trust Agreement on the later of the date specified on the new schedule or thirty (30) days after Trustee mails or otherwise delivers the new schedule to the Company.

Section 10. Resignation and Removal of Trustee

(a)	The Trustee may resign at any time by written notice to the Company, which shall be effective thirty (30) days after receipt of such notice unless the Company and Trustee agree otherwise.

(b)	The Trustee may be removed by the Company upon thirty (30) days written notice or upon shorter notice if acceptable to the Trustee.

(c)	If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All reasonable expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

(d)	Any Trustee who resigns or is removed shall be entitled to receive all applicable compensation and commissions under this Trust Agreement and by law and shall be entitled to reimbursement of all reasonable expenses with respect to the Trust up to the date of resignation or removal, including but not limited to reasonable expenses incurred in transferring the assets of the Trust.

Section 11. Appointment of Successor

(a)	If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes the successor Trustee.

Section 12. Amendment or Termination

(a)	This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b)	The Trust shall not terminate until the earlier date on which (i) the Participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Agreement or (ii) the Trustee distributes the Trust funds to the Participant or his beneficiaries pursuant to the Agreement. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company. Such remaining assets shall be paid by the Trustee to the Company in such amounts and in the manner instructed by the Company, whereupon the Trustee shall be released and discharged from all obligations hereunder except as otherwise provided here.

(c)	Upon written approval of the Participant or his beneficiaries, the Company may terminate this Trust prior to the time all benefit payments under the Agreement have been made. All assets in the Trust at termination shall be returned to the Company.

Section 13. Miscellaneous

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	Benefits payable to the Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)	This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(d)	The Trust Agreement shall be binding on, and the powers granted to Company and Trustee, respectively, shall be exercisable by the respective successors and assigns of Company and Trustee. Any corporation that succeeds to substantially all of the business of Trustee by merger, consolidation, purchase or otherwise shall upon succession and without appointment or other action by Company be and become successor Trustee hereunder.

(e)	Any communication to Trustee, including any notice, direction, designation, certification, order, instruction or objection shall be in writing and signed by the person authorized under the Agreement or the Trust Agreement to govern same. Trustee shall be fully protected and indemnified by the Company in acting in accordance with such written communications. Any notice required or permitted to be given hereunder shall be deemed given if written and had delivered, mailed, postage prepaid, certified mail, return receipt requested or transmitted by facsimile to Company or Trustee at the following address or such other address as a party may specify:

(i)	If to Company:

La Quinta Corporation
909 Hidden Ridge, Ste. 600
Irving, Texas 75038
Facsimile No.(214) 492-6546
Attn: Treasurer

(ii)	If to Trustee:

Frost National Bank
P.O. Box 2950
San Antonio, Texas 78299-2950
Facsimile No.(210) 220-5937
Attn: Art Canales

(g)	Any obligation of Company and/or Trust to repay Trustee amounts pursuant to any provision of this Trust Agreement shall survive any amendment or termination hereof or Trustee’s resignation or removal.

Section 14. Effective Date

The effective date of this Trust Agreement shall be the date first written above.

     IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust Agreement as of the date first written above.

LA QUINTA CORPORATION:	FROST BANK:

Executed By:	Executed By:

/s/ David L. Rea	/s/ Mark Freeman

Executive VP & Chief Financial Officer	Executive VP

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